Exhibit 5(b)(i)

                                 October 3, 2003

SWEPCo Capital Trust I
c/o Southwestern Electric Power Company
1 Riverside Plaza
Columbus, Ohio  43215

                  Re:    SWEPCO CAPITAL TRUST I
                         ----------------------

Ladies and Gentlemen:

                  We have acted as special Delaware counsel for SWEPCo Capital Trust I, a Delaware statutory trust ("Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                  (a) The Certificate of Trust of Trust, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 15, 2003;

                  (b) The Trust Agreement of the Trust, dated as of August 15, 2003, between Southwestern Electric Power Company, a Delaware corporation (the "Company") and the trustees named therein;

                  (c) The Prospectus, dated August 25, 2003 and the Prospectus Supplement dated September 26, 2003 (collectively, the "Prospectus"), relating to the Flexible Trust Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities");

                  (d) The Amended and Restated Trust Agreement, dated as of September 1, 2003 (the "Trust Agreement"), among the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of such Trust; and

                  (e) A Certificate of Good Standing for the Trust, dated September 30, 2003, obtained from the Secretary of State.



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SWEPCo Capital Trust I
c/o Southwestern Electric Power Company
October 3, 2003
Page 2


                  Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents  examined by us, we have assumed
(i) the  authenticity of all documents  submitted to us as authentic  originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Trust Security was issued by the Trust (collectively, the "Preferred Trust Security Holders") of a Preferred Trust Security Certificate for such Preferred Trust Security and the payment for such Preferred Trust Security, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Preferred Trust Securities were authenticated, issued and sold to the Preferred Trust Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to



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SWEPCo Capital Trust I
c/o Southwestern Electric Power Company
October 3, 2003
Page 3


the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                  1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

                  2. The Preferred Trust Securities of the Trust represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

                  3. The Preferred Trust Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Trust Security Holders may be obligated to make payments as set forth in the Trust Agreement.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit the to the Company's filing of Form 8-K. We hereby consent to the use of our name in the Company's filing of Form 8-K. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                                  s/ Richards, Layton & Finger

EAM/RJF